Exhibit 99

Contact:	Jacob Inbar
President and Chief Executive Officer
(805) 388-1345, Ext. 201

FOR IMMEDIATE RELEASE

AML COMMUNICATIONS REPORTS FIRST QUARTER RESULTS

– Strong Revenues and Earnings Growth from Defense sector-

CAMARILLO, California – August 12, 2004 - AML Communications, Inc. (AMLJ-OB) today announced results for the first quarter ended June 30, 2004.

Net sales for the quarter were $2.17 million, compared with $1.54 million for the same period in the prior year.  The Company reported net earnings for the quarter of $326,000, or $0.04 per share, compared with net earnings of $223,000, or $0.03 per share, for the same period a year ago.

Jacob Inbar, president and chief executive officer, said, “I am very pleased with the results.  With Defense revenues for the quarter growing by more than 40% compared with the same period last year, we remain highly focused on key customers in this sector.”

AML Communications is a designer, manufacturer and marketer of amplifiers and related products that address the Defense microwave and Wireless communications markets. The Company’s Web site is located at http://www.amlj.com.

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, the Company’s views on future profitability, commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by words such as ``thinks,’’ ``anticipates,’’ ``believes,’’ ``estimates,’’ ``expects,’’ ``intends,’’ ``plans,’’ and similar words.  Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: reductions or cancellations in orders from new or existing customers; success in the design of new products; the opportunity for future orders from domestic and international customers including, in particular defense customers; general economic conditions; the limited number of potential customers; variability in gross margins on new products; inability to deliver products as forecast; failure to acquire new customers; continued or new deterioration of business and economic conditions in the wireless communications industry; and intensely competitive industry conditions with increasing price competition.  The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.

AML COMMUNICATIONS, INC.

STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended
	June 30, 2004	June 30, 2003

Net sales	$2,174,000	$1,548,000
Cost of goods sold	1,240,000	831,000
Gross profit	934 ,000	717,000

Operating expenses:
Selling, general & administrative	409,000	265,000
Research and development	183,000	199,000
	592,000	464,000
Profit from operations	342,000	253,000

Other income (expense), net	(16,000)	(30,000)
Profit before provision for income taxes	326,000	223,000

Provision for income taxes	—	—

Net profit	$326,000	$223,000

Basic earnings profit per common share	$0.04	$0.03

Basic weighted average number of shares of common stock outstanding	8,143,000	7,829,000

Diluted earnings profit per common share	$0.03	$0.02

Diluted weighted average number of shares of common stock outstanding	9,709,000	9,393,000

AML COMMUNICATIONS, INC.

CONDENSED BALANCE SHEET

(unaudited)

	June 30, 2004	March 31, 2004

ASSETS
Current Assets:
Cash and cash equivalents	$1,752,000	$977,000
Accounts receivable, net of allowance for doubtful accounts of $39,000 at June 30, 2004 and $34,000 March 31, 2004	937,000	665,000
Inventories, net	1,584,000	1,115,000
Other receivables	184,000	—
Other current assets	148,000	136,000
Total current assets	4,605,000	2,893,000

Property and Equipment, at cost	4,014,000	3,585,000
Less: Accumulated depreciation and amortization	(3,523,000)	(3,177,000)
Property and Equipment, net	491,000	408,000
Intangible Assets:
Technologies, net	950,000
Customer lists, net	329,000
Patents and trademarks	367,000
Other Assets	43,000	43,000
Total assets	$6,785,000	$3,344,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$311,000	$355,000
Current portion of capital lease obligations	109,000	114,000
Accrued expenses:
Accrued payroll and payroll related expenses	203,000	229,000
Accrued income taxes	292,000	98,000
Other accrued liabilities	180,000	148,000
Total current liabilities	1,095,000	1,024,000

Notes payable - officers	280,000	276,000
Notes payable - investors	40,000	40,000
Deferred Taxes	11,000	—
Capital Lease Obligations, net of current portion	45,000	74,000
Total liabilities	1,472,000	1,414,000
Stockholders’ Equity:
Common stock, $.01 par value:15,000,000 shares authorized; 7,837,587 shares issued and outstanding at June 30, 2004, and 7,837,584 shares outstanding at March 31, 2004	73,000	73,000
Committed stock is 2,138,232 shares	3,058,000	—
Capital in excess of par value	10,338,000	10,338,000
Accumulated deficit	(8,155,000)	(8,481,000)
Total stockholders’ equity	5,314,000	1,930,000
Total liabilities & stockholders’ equity	$6,785,000	$3,344,000